Exhibit 4.4

Execution Copy

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

among

POWER STEP GROUP LIMITED

and

SMART AIM INTERNATIONAL LIMITED

and

GREAT THRIVE INTERNATIONAL LIMITED

and

FAVOR GAIN INVESTMENTS LIMITED

and

CRESCENT JADE LIMITED

and

APTECH LIMITED

and

APTECH INVESTMENT ENHANCERS LIMITED

and

SUPERWAY ENTERPRISES LIMITED

and

SOLID GAIN GROUP LIMITED

and

SBI-BDJB EDUCATION LIMITED

and

BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

Dated as of June 25, 2009

Execution Copy

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	DEFINITIONS	2
1.2	ADDITIONAL DEFINITIONS	8
1.3	CONSTRUCTION	9

ARTICLE II REPRESENTATIONS AND WARRANTIES		9

2.1	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	9

ARTICLE III CORPORATE GOVERNANCE		10

3.1	GENERAL	10
3.2	AUTHORITY OF THE BOARD OF DIRECTORS	11
3.3	COMPOSITION OF THE BOARD OF DIRECTORS	11
3.4	COMMITTEES OF THE BOARD	11
3.5	REMOVAL AND REPLACEMENT OF DIRECTORS	12
3.6	DIRECTORS’ ACCESS TO INFORMATION	12
3.7	BOARD MEETINGS	13
3.8	ACTION BY THE BOARD	14
3.9	REMUNERATION OF DIRECTORS	14
3.10	APPOINTMENT OF EXECUTIVE OFFICERS	15
3.11	SUPERMAJORITY VOTING MATTERS	15
3.12	UNANIMOUS VOTING MATTERS	16
3.13	EXCHANGE SHARES	16
3.14	SHAREHOLDER LIABILITIES	16

ARTICLE IV ONE-TIME SPECIAL DIVIDEND		17

4.1	ONE-TIME SPECIAL DIVIDEND	17

ARTICLE V RESTRICTIONS ON THE TRANSFER OF SHARES		17

5.1	GENERAL	17
5.2	PERMITTED TRANSFERS	17
5.3	LEGEND ON SHARE CERTIFICATES	18
5.4	RIGHT OF FIRST REFUSAL FOR THE ORIGINAL SHAREHOLDERS	19
5.5	THE COMPANY’S RIGHT OF FIRST REFUSAL WITH RESPECT TO MCO2’S SHARES	20

ARTICLE VI INITIAL PUBLIC OFFERING		21

6.1	OBLIGATION TO CONDUCT AN INITIAL PUBLIC OFFERING	21
6.2	COOPERATION IN TAX MATTERS	22
6.3	FEES AND EXPENSES	22

ARTICLE VII CERTAIN COVENANTS OF THE COMPANY		22

7.1	BUSINESS PLAN	22
7.2	FINANCIAL INFORMATION	23
7.3	MAINTENANCE OF BOOKS AND RECORDS	23
7.4	ACCESS TO BOOKS AND RECORDS	23
7.5	SECURITIES FILINGS	23
7.6	INTELLECTUAL PROPERTY PROTECTION	23
7.7	NOTIFICATION OF SOLICITATION	23

ARTICLE VIII COVENANTS RELATED TO CONFIDENTIALITY AND NON-COMPETITION		24

8.1	CONFIDENTIALITY	24
8.2	RESTRICTION ON ANNOUNCEMENTS	24
8.3	NON-COMPETITION	25

ARTICLE IX TERM AND TERMINATION		25

9.1	TERM AND TERMINATION	25
9.2	EFFECT OF TERMINATION	26

ARTICLE X EVENTS OF DEFAULT		26

10.1	EVENTS OF DEFAULT	26
10.2	EFFECT OF EVENTS OF DEFAULT	26
10.3	NO PREJUDICE	27

ARTICLE XI GOVERNING LAW AND RESOLUTION OF DISPUTES		27

11.1	GOVERNING LAW	27
11.2	DISPUTE RESOLUTION FORUM	27
11.3	SPECIFIC PERFORMANCE	28
11.4	WAIVER OF IMMUNITIES	28
11.5	PERFORMANCE PENDING DISPUTE RESOLUTION	28

ARTICLE XII MISCELLANEOUS		28

12.1	NO PARTNERSHIP; AGENCY	28
12.2	INDEMNIFICATION	29
12.3	ENTIRE AGREEMENT	29
12.4	BINDING EFFECT; BENEFIT	29
12.5	ASSIGNMENT	29
12.6	AMENDMENT; WAIVER	29
12.7	NOTICES	29
12.8	COUNTERPARTS	31
12.9	SEVERABILITY	31
12.10	COSTS AND EXPENSES	31
12.11	FURTHER ACTS AND ASSURANCES	32
12.12	SUPREMACY CLAUSE	32

ii

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of June 25, 2009, is made by and among (i) Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited and Favor Gain Investments Limited, all of which are companies organized under the laws of the British Virgin Islands (such four companies collectively the “BVI Companies”), (ii) Crescent Jade Limited, an exempted company incorporated and existing under the laws of the Cayman Islands (“Crescent Jade”), (iii) Superway Enterprises Limited, a company organized under the laws of the British Virgin Islands (“Superway Enterprises”), (iv) Solid Gain Group Limited, a company organized under the laws of the British Virgin Islands (“Solid Gain”), (v) Aptech Limited, a company organized under the laws of the Republic of India (“Aptech”), (vi) Aptech Investment Enhancers Limited, a company organized under the laws of the Republic of Mauritius (“MCO2”), (vii) SBI-BDJB Education Limited, a company organized under the laws of the Cayman Islands (“SBI”), and (viii) Beijing Jadebird IT Education Company, Limited, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”).

WHEREAS, Crescent Jade, the BVI Companies, and the Company entered into a Shareholders Agreement, effective as of June 16, 2007, as amended (the “Original Agreement”), which provides for certain of their rights and obligations regarding the management of the Company, the transfer of the Shares in the Company and certain other rights and obligations of the parties to the Original Agreement as set forth therein;

WHEREAS, Crescent Jade, the BVI Companies, Arbo International Limited (“Arbo”), Solid Gain, Aptech and the Company entered into an Amended and Restated Shareholders Agreement dated as of January 22, 2009 (the “Amended and Restated Shareholders Agreement”) which was to become effective upon the completion of the Roll-up Transaction (defined below);

WHEREAS, Crescent Jade, the BVI Companies, Aptech, MCO2, Arbo, Superway Enterprise, Solid Gain and the Company entered into a Second Amended and Restated Shareholders Agreement dated as of March 26, 2009 (the “Second Amended and Restated Shareholders Agreement”) which became effective on May 29, 2009 and superseded the Original Agreement and the Amended and Restated Shareholders Agreement;

WHEREAS, SBI has become a shareholder of the Company; and

WHEREAS, the Parties wish to (i) add SBI as a party to the Amended and Restated Shareholders Agreement and (ii) amend and restate the Second Amended and Restated Shareholders Agreement in certain other respects.

NOW, THEREFORE, the Parties hereby agree to amend and restate the Second Amended and Restated Shareholders Agreement, as provided in this Agreement and, upon the execution of this Agreement, the Second Amended and Restated Shareholders Agreement will terminate and be superseded in its entirety by this Agreement. In consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (including any Subsidiary) and “Affiliates” and “Affiliated” shall have correlative meanings. For the purpose of this definition, the term “Control” (including with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aptech” has the meaning stated in the preamble.

“Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they become due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under applicable any Law with respect to the Bankruptcy Party.

“Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

“Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.

“BJB” means Beida Jade Bird Educational Information Technology Co., Ltd., a company incorporated and existing under the laws of PRC.

“BJB-Aptech” means Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., a Sino-foreign joint venture in the PRC.

“Board” means the board of directors of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in PRC or Singapore are authorized or obligated to close.

“BVI Companies” has the meaning stated in the preamble.

“Competitor” means any Person in the business of IT Education, excluding (i) the Company or any of its Subsidiaries, and (ii) any party to this Agreement except as such party operates in the PRC in competition with, or is likely to be in competition with, the Company or its Subsidiaries. For the avoidance of doubt, an Affiliate of Aptech conducting business permitted under Section 2.4(a) of the Strategic Cooperation Agreement shall not be deemed to be a “Competitor” herein.

“Company Subsidiaries” means Prosperity and BJB.

“Confidential Information” means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party’s Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information, (c) the Transaction Documents, the transactions contemplated thereby, the terms and conditions thereof or any discussions, correspondence or other communications among the parties to any Transaction Document or their respective Representatives relating to the Transaction Documents or any of the transactions contemplated thereunder and (d) any documents or information concerning any Party or any Party’s Representatives furnished to any other Party in connection with such Party’s due diligence review, if any, conducted in evaluating the transactions contemplated by the Transaction Documents.

“Crescent Jade” has the meaning stated in the preamble.

“Director” means a director of the Company (including any duly appointed alternate director).

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or Transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

“Equity Securities” means the capital stock, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.

“Exchange Shares” means Shares issued or to be issued to any Person in exchange for equity interests in BJB.

“Government Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, the PRC, the Cayman Islands, Singapore, and the Hong Kong Special Administrative Region, any other country or territory or any province, state, country, city or other political subdivision of the United States, the PRC, the Cayman Islands, Singapore, and the Hong Kong Special Administrative Region or any other country or territory.

“IFRS” means International Financial Reporting Standards.

“Initial Public Offering” means the first Public Offering of Equity Securities of a Person upon the consummation of which such securities are listed on an internationally recognized securities exchange.

“Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, domain names, inventions, copyrights and copyright rights, know-how, trade secrets and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“IT Education” means any information technology education or training product which targets individual users, corporations, organizations, and educational institutions including, but not limited to, colleges, universities and vocational high schools in (1) software engineering, development and applications including but not limited to, software application, software development, software testing, software project management, software systems integration, software system maintenance which shall include ACCP; (2) network engineering, design and applications including but not limited to network design, network security, building network environments, network system integration, network system configuration and maintenance, network technology applications, network service maintenance and construction of websites; and (3) hardware which shall include but not be limited to computer and electronic equipment manufacturing, hardware maintenance, hardware assembly, hardware debugging and testing.

“Law” means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order.

“Material Adverse Effect” means (a) any change, effect, event, occurrence, state of facts or development that is materially adverse (or could reasonably be expected to be materially adverse) to the business, assets, financial condition or results of operations of a company and the company’s subsidiaries taken as a whole other than: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the company and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the company and its subsidiaries operate which does not disproportionately affect the company and its subsidiaries taken as a whole; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to the reaction of customers or suppliers of the company to the public announcement of the transactions contemplated by this Agreement, or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change required by U.S. GAAP in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof which does not disproportionately affect the company and the company subsidiaries taken as a whole.

“Memorandum and Articles of Association” means the memorandum and articles of association of the Company, as amended from time to time.

“Order” means any writ, judgement, decree, injunction, award or similar order of any Government Authority (in each case whether preliminary or final).

“Original Shareholders” means collectively Crescent Jade, the BVI Companies, Superway Enterprises and Solid Gain. Each of the Original Shareholders shall be referred to as an “Original Shareholder.”

“Parties” means collectively Crescent Jade, the BVI Companies, Superway Enterprises, Solid Gain, Aptech, MCO2, SBI and the Company. Each of the Parties shall be referred to as a “Party.”

“Percentage Ownership” means, with respect to any Shareholder, a percentage represented by the fraction, the numerator of which is the number of Shares then registered in the name of such Shareholder and the denominator of which is the total number of Shares then issued and outstanding.

“Permitted Issuance” means any of the following: (i) issuance of any Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to any employee share option or incentive plans, (ii) issuance of Exchange Shares, (iii) issuance of any securities issued in connection with any share split, share dividend or other similar event so long as such issuance is proportional among the existing Shareholders, or (iv) issuance of any securities pursuant to an Initial Public Offering.

“Permitted Transferee” means the following: (a) with respect to Crescent Jade, (i) a Crescent Jade shareholder of record as of December 28, 2008 or a company wholly owned by a Crescent Jade shareholder of record as of December 28, 2008 or (ii) a Subsidiary directly wholly owned by Crescent Jade; (b) with respect to each BVI Company, any successor to such BVI Company, any shareholder of such BVI Company and any fund, collective investment scheme, trust, partnership, including without limitation, any co-investment partnership, special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, which was established by or is owned, administered or Controlled by such BVI Company or any of its direct or indirect Subsidiaries shall be a Permitted Transferee if the shares are distributed by such BVI Company to such entity without consideration and that such distributions do not represent an increase or decrease in such entity’s underlying interest in the shares of the Company via such entity’s ownership in such BVI Company prior to such distribution; (c) with respect to Superway Enterprises, any directly or indirectly wholly owned Subsidiary of Superway Enterprises; (d) with respect to Solid Gain, (i) a Solid Gain shareholder of record as of December 28, 2008, or a company wholly owned by a Solid Gain shareholder of record as of December 28, 2008 or (ii) a Subsidiary directly wholly owned by Solid Gain; (e) with respect to MCO2, Aptech or any directly or indirectly wholly owned Subsidiary of Aptech; (f) with respect to SBI, any directly or indirectly wholly owned Subsidiary of SBI and (g) notwithstanding any of the foregoing in (a) to (f) above, a Permitted Transferee (other than Aptech) shall not be a publicly listed company.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

“PRC” means the People’s Republic of China. For the purposes of this Agreement, PRC does not include Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan.

“Primary Business” shall mean vocational information technology education business.

“Public Offering” means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy such securities in accordance with the securities laws of such jurisdiction.

“Receiver” means any receiver, liquidator, trustee, administrator, sequestrator or other similar official.

“Registration Rights Agreement” means the third amended and restated registration rights agreement dated as of the date hereof, by and among the Company, Crescent Jade, the BVI Companies, Superway Enterprises, Solid Gain, Aptech, MCO2 and SBI.

“Representatives” means with respect to any Person, such Person’s directors, officers, employees, agents, Affiliates, partners, legal and financial advisers, accountants, consultants and controlling persons.

“RMB” means Renminbi, the lawful currency in the PRC.

“Roll-up Shares” means 55,684,931 Shares issued to MCO2 in the Roll-up Transaction.

“Roll-up Transaction” means, pursuant to the Amended and Restated Roll-up Agreement, the issuance by the Company of the Roll-up Shares to MCO2.

“Share Incentive Plan” means the 2007 Share Incentive Plan adopted on March 2, 2007 under which up to 16,304,348 Shares may be granted as determined by the Company.

“Share Exchange Agreement” means the Share Exchange Agreement, by and among the Company, Crescent Jade, the BVI Companies, Prosperity and 13 individuals set forth in Schedule I thereto, dated as of May 8, 2009, as amended.

“Shareholder” means Crescent Jade, each of the BVI Companies, Superway Enterprises, Solid Gain, MCO2 or SBI.

“Shares” means ordinary shares in the Company with voting rights, par value US$0.000125 per share, including any subdivisions, combinations, splits or reclassifications thereof.

“Solid Gain” has the meaning stated in the preamble.

“Strategic Cooperation Agreement” means the Strategic Cooperation Agreement dated January 22, 2009, by and between the Company and Aptech.

“Subsidiary” means, with respect to any Person, any entity which such Person Controls, directly or indirectly, provided, however, the Subsidiaries of the Company shall only mean the Company Subsidiaries.

“Temporary Representative” shall mean such person designated by Mr. Yang Ming to serve as the CEO of the Company for a period not to exceed an aggregate of three (3) months in a calendar year. Only one Temporary Representative can be appointed each calendar year.

“Third Party” means a bona fide prospective purchaser, who is unrelated and Unaffiliated with the Company or any Company Subsidiary or any Shareholder of the Company, of Shares in an arm’s-length transaction from a Shareholder where such purchaser is not a Party or a Permitted Transferee of such Shareholder.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“Transfer” means to sell, exchange, assign, pledge, charge, grant a security interest, make a hypothecation, gift or other encumbrance, or enter into any contract therefor, or into any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other legal or beneficial interest in any of the Shares, create any other claim thereto or make any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in, to or of such Shares, and “Transfer”, “Transfers” and “Transferred” shall have correlative meanings.

“U.S. GAAP” means Generally Accepted Accounting Principles in the United States.

1.2 Additional Definitions. The following terms shall have the meanings defined in the indicated Section for purposes of this Agreement:

Defined Term	Section Reference
“Agreement”	Preamble
“Amended and Restated Shareholders Agreement”	Preamble
“Auditors”	3.11
“Business Plan”	7.1
“BVI Companies Director”	3.3
“Cause”	3.5(c)
“CEO”	3.4
“CFO”	3.4
“CJ Director”	3.3
“Common Director	3.3
“Company”	Preamble
“Compensation Committee”	3.4
“COO”	3.4
“Crescent Jade Director”	3.3
“Disclosing Party”	8.1
“Emergency Board Meeting”	3.7(c)
“Events of Default”	10.1
“Holding Limit”	5.2(a)
“ICC”	11.2(a)
“Indemnified Person”	12.2
“IPO Vehicle”	6.1
“Losses”	3.13
“MCO2”	Preamble
“MCO2 Acceptance Notice”	5.5(b)
“MCO2 Director”	3.3
“MCO2 Offered Shares”	5.5(b)
“MCO2 Right of First Refusal Notice”	5.5
“MCO2 Right of First Refusal Notice Period”	5.5
“MCO2 Transferor”	5.5
“Original Shareholder Acceptance Notice”	5.4(b)
“Original Shareholder Offered Shares”	5.4(b)

“Original Shareholder Right of First Refusal”	5.4(a)
“Original Shareholder Right of First Refusal Notice Period”	5.4(b)
“Original Shareholder Right of First Refusal Notice”	5.4(a)
“Original Shareholder Offeree”	5.4(a)
“Original Shareholder Transferor”	5.4(a)
“Proposal”	7.9
“Prosperity”	Preamble
“Right of First Refusal for MCO2’s Shares”	5.5(a)
“Rules”	11.2(a)
“Second Amended and Restated Shareholders Agreement”	Preamble
“Shareholders Meeting”	3.1
“SBI”	Preamble
“Superway Enterprises Director”	3.3
“Superway Enterprises”	Preamble
“Third Party Purchaser”	5.4(a)

1.3 Construction. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or sub-section of this Agreement, and references herein to “articles” or “sections” refer to articles or sections of this Agreement. Unless otherwise specified, references herein to the word “including” shall be deemed to be followed by words “without limitation” or “but not limited to,” as applicable, or words of similar import. The word “or” shall not be interpreted to be exclusive. If any translated version of this Agreement differs from the English version, the English version shall control. The table of contents and headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Parties. Each Party represents and warrants, severally and not jointly except that Aptech and MCO2 represent and warrant jointly and severally, to each other Party that as of the date of this Agreement:

(a) such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural Person, such Party is duly incorporated or organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b) the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c) assuming the due authorization, execution and delivery hereof by each of the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws affecting creditors’ rights generally;

(d) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any Order against, or binding upon, such Party or upon its respective securities, properties or businesses or (v) violate any Law of such Party’s, country of organization or any other country in which it maintains its principal office; and

(e) such Party, such Party’s assets and such Party’s business and record keeping practices are not in violation of any Law, the violation of which would, at any time have a Material Adverse Effect upon (i) such Party, (ii) such Party’s ability to perform its obligations hereunder or (iii) any of the other Party’s hereto.

ARTICLE III

CORPORATE GOVERNANCE

3.1 General. (a) From and after the date hereof to and including the Termination, each Shareholder shall vote its Shares at any regular or special meeting of shareholders of the Company (a “Shareholders Meeting”), and shall take, subject to applicable law, all other actions necessary or required to give effect to the provisions of this Agreement and each of the other Transaction Documents (to the extent that the Transaction Documents are applicable to such Shareholder), including ensuring that the Memorandum and Articles of Association (and any organizational documents of any Company Subsidiary) do not at any time conflict with any provision of this Agreement or any other Transaction Document. Without limiting the previous sentence, each Shareholder shall procure, subject to applicable law, that each Director nominated by such Shareholder shall vote and take all other action necessary or required to implement the provisions of this Agreement and each of the other Transaction Documents (to the extent that the Transaction Documents are applicable to such Shareholder). In all other respects, subject to Section 3.1(b) herein, each Shareholder shall be entitled to vote in such Shareholder’s own best interests.

(b) Notwithstanding anything to the contrary herein, to the extent that the Exchange Shares have not been issued, MCO2 shall not be entitled to vote, or cause to be voted, more than 22% of the Company’s total outstanding Shares entitled to vote at any time, regardless of MCO2’s actual holding of the outstanding Shares at such time.

3.2 Authority of the Board of Directors. Subject only to the provisions of this Agreement and applicable Law, the Board shall have responsibility for management and Control of the Company in accordance with the Company’s Memorandum and Articles of Association.

3.3 Composition of the Board of Directors. Prior to any Initial Public Offering of the Company, the number of Directors constituting the Board shall be five (5). Each Shareholder shall vote its Shares at any shareholders meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board of, (i) one (1) nominee of Superway Enterprises (the “Superway Enterprises Director”); (ii) two (2) nominees of Crescent Jade (each, a “Crescent Jade Director”), one of the Crescent Jade Directors is referred to as the “CJ Director,” and the other Crescent Jade Director is referred to as the “Common Director” provided that (A) the CJ Director and the Common Director shall be deemed to be the Crescent Jade Directors designated by Crescent Jade for all purposes of this Agreement, (B) the nomination of the Common Director shall be subject to the prior written consent of Solid Gain, (C) the nomination of a replacement for the Common Director shall be subject to the prior written consent of Solid Gain and (D) Crescent Jade may, at its discretion and subject to the prior written consent of Solid Gain, assign, in part or in whole, its right to nominate the Common Director; (iii) one (1) nominee of the BVI Companies (the “BVI Companies Director”) and (iv) one (1) nominee of MCO2 (the “MCO2 Director”). The Chairman of the Board shall be selected by the approval of a supermajority of at least four-fifths of the Directors from among the Crescent Jade Directors, the Superway Enterprises Director and the BVI Companies Director. At the time of any Initial Public Offering of the Company, the number of Directors constituting the Board shall be seven (7). Two (2) of these Directors shall be independent Directors, as defined under the rules of the applicable stock exchange and applicable laws and regulations. Any Director may bring a translator to any Board meeting so long as the translator is bound by a confidentiality agreement satisfactory to the Company.

3.4 Committees of the Board. The Board may establish such committees with such powers as may be permitted by applicable Law and the Memorandum and Articles of Association; provided, that any such committees shall be subject to the direction of and any policies adopted by the Board. Without limiting the foregoing, the Board shall establish a compensation committee (the “Compensation Committee”), whose scope of responsibilities shall include determining the remuneration and benefits of the Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and Chief Operation Officer (the “COO”) of the Company and making recommendations to the Board on matters of compensation and benefits for other senior executives, including establishment of any employee stock option plans. The Compensation Committee shall have three (3) members, consisted of the CJ Director, the Superway Enterprises Director and the BVI Companies Director. All meetings of the Compensation Committee shall require a quorum of at least a majority of the members of the Compensation Committee. Not less than fourteen (14) days prior written notice shall be given to each member of the Compensation Committee for each meeting of such committee, provided, that such notice period may be reduced with the unanimous written consent of the members of the Compensation Committee.

3.5 Removal and Replacement of Directors. (a) Each Shareholder shall have the absolute right to remove any director nominated by it at any time at its sole discretion, provided that (i) the Common Director shall not be removed without the prior written consent of Solid Gain, (ii) to the extent that Solid Gain desires to remove and replace the Common Director, Solid Gain shall deliver to Crescent Jade a written request setting forth its desire to remove the Common Director and its recommendation of a replacement nominee, and Crescent Jade shall, upon receipt of such request, take steps to implement the same as promptly as practicable and in any event no later than fifteen (15) Business Days after the date of its receipt of such request; and each of the Shareholders shall vote its Shares at any shareholders meeting, or in any written consent of Shareholders in lieu of such a meeting, so as to effectuate such right.

(b) If, as a result of death, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder entitled under Section 3.3 to nominate the Director whose death, resignation, removal or other departure resulted in such vacancy shall nominate another individual to serve in place of such Director in accordance with Section 3.3 and the Shareholders shall elect such individual to the Board as soon as practicable thereafter.

(c) “Cause” means (i) a Director’s or officer’s willful or continued failure to substantially perform his or her duties, (ii) such Director’s or officer’s conviction or under form al investigation in a criminal proceeding (other than traffic violations or other minor infractions), (iii) such Director’s or other officer’s being censured or subject to equivalent action by any internationally recognized securities exchange, or (iv) such Director or officer being subject to a Bankruptcy Event.

3.6 Directors’ Access to Information. Each Director shall be entitled to examine the books and accounts of the Company and Company Subsidiaries, have access to the properties and facilities of the Company and Company Subsidiaries at reasonable times and upon reasonable prior notice and have access to operational performance data of the Company and Company Subsidiaries including information such as enrollments, student attrition rates, product pricing, major cost items and similar such information on an aggregate basis (collectively, “Information”), provided, however:

(a) all such Information furnished to a Director by or on behalf of the Company (irrespective of the form of communication and whether such Information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by such Director containing or based in whole or in part on any such furnished Information shall be used solely for the purpose of the provision of services in connection with such Director’s role as a Director and, shall be kept strictly confidential and shall not be disclosed by such Director, except that disclosure of such Information (other than Information relating to Intellectual Property) shall be permissible (i) with the Company’s prior written consent, (ii) with respect to Information that is or has become generally available to the public other than as a result of disclosure or by at the direction of the Director, (iii) to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to such Information, after giving prior written notice to the Company to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective order in relation to such Information), or (iv) if made to the Shareholder that has designated such Director, provided that such Shareholder agrees in writing that such Shareholder shall not disclose such Information without the prior written consent of the Company;

(b) at the time of termination of services of such Director, he or she will promptly return to the Company or, at the Company’s sole option, destroy, all such information and all copies, extracts or other reproductions in whole or in part thereof. Notwithstanding the return or destruction of such information, such Director shall continue to be bound by his or her confidentiality and other obligations under this Section 3.6; and

(c) for a period of two years from the date of termination of services of such Director, without the prior written consent of the Company, such Director will not, directly or indirectly, (i) solicit to hire or hire (or cause or seek to cause to leave the employ of the Company) any employee of the Company or (ii) solicit or induce any independent contractor, customer or supplier of the Company to terminate or breach its contractual or other relationship with the Company.

3.7 Board Meetings. (a) Frequency and Location. Meetings of the Board shall take place at least once in every fiscal quarter of the Company unless otherwise determined by the Board. Board meetings shall be held in Beijing, PRC.

(b) Notice. A meeting of the Board may be called by the Chairman of the Board or any two (2) Directors giving notice in writing to the CEO of the Company specifying the date, time and agenda for such meeting. The Directors shall cause the CEO to, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Shareholder, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Each such document shall be provided in both Chinese and English languages. Not less than thirty (30) days prior written notice shall be given to each Director and Shareholder; provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 3.8(a) and (ii) may be reduced with the unanimous written consent of the Directors.

(c) Emergency Board Meetings. An emergency Board meeting (the “Emergency Board Meeting”) may be called by the Chairman of the Board or any three (3) Directors giving notice in writing to the CEO of the Company specifying the date, time and agenda for such meeting. The Directors shall cause the CEO to, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Shareholder, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than ten (10) days prior written notice shall be given to each Director and Shareholder for an Emergency Board Meeting, provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 3.8(a) and (ii) may be reduced with the unanimous written consent of the Directors. All Directors shall make best efforts to attend such Emergency Board Meetings.

(d) Telephone Participation. To the extent permitted by applicable Law, Directors may participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each Director taking part in the meeting is able to hear each other Director taking part and; provided, further, that each Director must acknowledge his or her presence for the purpose of the meeting and any Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Section 3.8(a). A Director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board and a Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.

(e) Written Resolutions. To the extent permitted by applicable Law, any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution (in one or more counterparts) signed by all of the Directors (an alternate Director being entitled to sign such resolution on behalf of his or her appointer). The expressions “written” and “signed” include writings or signatures transmitted by facsimile.

(f) Language; Preparation of Minutes. All meetings of the Board shall be conducted in Chinese, provided that any translator may speak in either English or Chinese, and written minutes of all meetings of the Board shall be prepared in both Chinese and English and provided by the Company to each Director and each Shareholder within ten (10) Business Days after each meeting of the Board. The Chinese version of the minutes shall prevail as against any translation thereof.

3.8 Action by the Board. (a) Quorum. All meetings of the Board shall require a quorum of at least a simple majority of the Directors. If such a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting shall be adjourned, the Board shall reschedule the meeting within thirty (30) days in good faith and the Directors shall be obliged to participate in such rescheduled meeting in good faith.

(b) Ordinary Actions. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Chairman of the Board, (i) authorize another Director to attend and vote by proxy for such Director at any Board meeting or (ii) appoint an alternate Director to attend and vote for such Director at any Board Meeting. Subject to Sections 3.11 and 3.12 below, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. Any Director may put forth a resolution for vote at a Board Meeting.

3.9 Remuneration of Directors. Directors shall be entitled to (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Director, (b) reasonable remuneration for serving as a Director consistent with market best practices, (c) if such Director is otherwise an employee of or consultant to the Company, remuneration received in such capacity and (d) benefit under any share option scheme or plan of the Company or its Subsidiaries.

3.10 Appointment of Executive Officers. The Board shall appoint the CEO of the Company, provided, however, that the appointment of a CEO other than Mr. Yang Ming or a Temporary Representative shall be approved by Crescent Jade. The CFO of the Company shall be appointed by the Board with the consent of Crescent Jade. The CEO shall report to the Board and manage the day-to-day affairs of the Company subject to the directions and policies of the Board adopted from time to time. The CFO shall report to the CEO and shall be responsible for the financial and accounting aspects of the Company. All other executive officers and members of the senior management of the Company shall be appointed and their scope of their duties determined by the CEO in consultation with the Board.

3.11 Supermajority Voting Matters. The matters set out below require the approval of a supermajority of at least two-thirds of all the Directors:

(a) establish or change the dividend policy of the Company any Company Subsidiary, declare or set aside any dividend, or make any other payment or other distribution to the shareholders of the Company or any Company Subsidiary (whether in cash, securities, property or other assets);

(b) appoint, or determine the terms of the appointment of, or terminate the chief executive officer or chief financial officer of the Company;

(c) subject to Section 3.12(e) hereof, amend, modify or waive any provisions of the memorandum and articles of association or other constitutional document of the Company or any Company Subsidiary;

(d) appoint or terminate the Company’s auditors, which shall be an internationally recognized accounting firm (the “Auditors”);

(e) subject to Section 3.12(e) hereof, except for any Permitted Issuance, alter the current capital structure of the Company or any Company Subsidiary or reduce any capital redemption reserve fund or to cause the Company or any Company Subsidiary to undertake material off-balance sheet or contingent liabilities;

(f) undertake or effect any (i) consolidation or merger of the Company, any Company Subsidiary or BJB-Aptech, with or into a Person Unaffiliated with the Company, (ii) effectuate any transaction or series of related transactions which result in the Company’s shareholders immediately prior to such transactions not holding directly or indirectly at least fifty and one-tenth percent (50.1%) of the equity and voting power of the surviving or continuing entity (in substantially the same proportions as such shareholders held capital stock of the Company, any Company Subsidiary or BJB-Aptech immediately prior to such transaction or series of related transactions, or (iii) directly or indirectly, sell, transfer, lease, charge, encumber or otherwise dispose of all or substantially all of the assets of any of the Company, the Company Subsidiaries or BJB-Aptech; and

(g) subject to Section 3.12(b) hereof, exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

To the extent that any of the matters in (a) to (g) above are required under the Cayman Islands’ Companies Law (2007 Revision), as amended, to be passed by the passing of special resolution of shareholders, then such matter shall be passed when a special resolution is passed.

3.12 Unanimous Voting Matters. The matters set out below require the unanimous approval of all the Directors:

(a) (i) commence any bankruptcy proceeding or any other case or proceeding seeking appointment of a receiver for the Company or any Company Subsidiaries, or all or any substantial part of its assets or property, (ii) enter into any restructuring plan or making any general assignment for the benefit of the Company’s or any Company Subsidiary’s creditors or (iii) admit in writing the Company’s or any Company Subsidiary’s inability to pay its debts when they become due;

(b) make any loan or make or provide any guarantee to any Shareholders, directors or officers of the Company or any Company Subsidiary, the Affiliates of such Shareholders, directors or officers, or any other third parties;

(c) enter into any transactions (i) with any of the Affiliates of the Company or any Company Subsidiary (other than wholly-owned Subsidiaries, as long as such Subsidiaries shall remain wholly-owned by the Company), which is outside the ordinary course of business and has a cumulative amount exceeding US$10,000 over a 12-month period, or (ii) with any Affiliate of a shareholder, director or officer of the Company or any Company Subsidiary;

(d) change the size or composition of the Board, any committee thereof, the board of directors of any Company Subsidiary or any committee thereof; and

(e) any action pursuant to Section 3.11(c) or Section 3.11(e) hereof to the extent that such action results in (i) a declaration and payment of dividends by BJBC disproportional to the Shareholders’ respective holdings of the Shares or (ii) a dilution disproportional to the Shareholders’ respective holdings of the Shares.

To the extent that any of the matters in (a) to (e) above are required under the Cayman Islands’ Companies Law (2007 Revision), as amended, to be passed by the passing of special resolution of shareholders, then such matter shall be passed when a special resolution is passed.

3.13 Exchange Shares. Notwithstanding anything to the contrary herein, the Board shall not implement any action pursuant to the provisions of Sections 3.1(a), 3.11 and 3.12 with respect to any Company Subsidiary unless and until all Exchange Shares are issued.

3.14 Shareholder Liabilities. In the event any Director takes any action or binds the Company solely in his or her capacity as a Director without authorization of the Board or any Director violates his or her obligations under this Agreement, the following Party shall be solely responsible for, and shall indemnify the Company and/or the other Shareholders against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses incurred in connect ion with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) (collectively, “Losses”) that the Company or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation: (A) in the case of any such act without authorization or violation by a Director other than the Common Director, the Shareholder nominating such Director, (B) in the case of any such act without authorization or violation by the Common Director, Solid Gain, or (C) in the case of any such act without authorization or violation by the MCO2 Director, Aptech.

ARTICLE IV

ONE-TIME SPECIAL DIVIDEND

4.1 One-time Special Dividend. The Company agrees to pay out, prior to the Initial Public Offering of the Company, as a one-time special dividend, as much of its distributable profit to its shareholders as possible, subject to any legal accounting or working capital requirements as determined by the Board. In any event, such dividend shall not be less than RMB193 million.

ARTICLE V

RESTRICTIONS ON THE TRANSFER OF SHARES

5.1 General. No Shareholder shall, directly or indirectly, Transfer any Shares or any right, title or interest therein or thereto, except as expressly permitted by this Article V.

5.2 Permitted Transfers. (a) The restrictions on Transfer set forth in Sections 5.1, 5.4 and 5.5 shall not apply to any Transfer to a Permitted Transferee; provided, that:

(i) the Transferring Shareholder shall remain jointly and severally liable with such Permitted Transferee;

(ii) if any Permitted Transferee holding Shares Transferred to it by a Shareholder pursuant to this Section 5.2(a) shall no longer qualify as a Permitted Transferee of such Shareholder, such Permitted Transferee shall promptly transfer the Shares to such Shareholder or to another Permitted Transferee of such Shareholder in accordance with such Shareholder’s instruction;

(iii) Notwithstanding anything to the contrary herein and except with respect to MCO2 and SBI and their respective Permitted Transferees, to the extent that a Permitted Transferee receives Shares from a Shareholder, the aggregate number of Shares such Permitted Transferee may receive in such a Transfer (the “Holding Limit”) shall not exceed the product of (A) (i) with respect to Crescent Jade or a BVI Company, the number of Shares such Shareholder owns as of December 28, 2008, (ii) with respect to Superway Enterprises, the number of Shares issued to Superway Enterprises pursuant to the Share Exchange Agreement and (iii) with respect to Solid Gain, one (1) Share and (B) the aggregate percentage of equity interest the Permitted Transferee directly or indirectly owns in the Shareholder as of December 28, 2008 prior to the Transfer of Shares from the Shareholder to the Permitted Transferee; to the extent that any Transfer shall result in the Permitted Transferee holding more than its Holding Limit, such Transfer shall not be permitted;

(iv) Prior to any proposed Transfer, the Shareholder shall submit to the Directors a written request setting forth the name of the proposed transferee and attaching a document certified by relevant government authorities. corporate registrars or the legal advisors of the Company evidencing the relationship between the Shareholder and the proposed transferee immediately before the Transfer; if the proposed transferee meets the requirements of a Permitted Transferee, the Directors shall approve the proposed Transfer by a ministerial act of approval of a supermajority of at least two-thirds of the Directors; if the proposed transferee does not meet the requirements of a Permitted Transferee, the Directors may approve a Transfer with the four-fifths approval all of the Directors;

(v) A Shareholder may not conduct an aggregate of more than five (5) Transfers of Shares. In addition, except MCO2 and Superway Enterprises, none of the Shareholders may Transfer an aggregate number of Shares exceeding twenty percent (20%) of such Shareholder’s holding as of December 28, 2008; and

(b) The restrictions on Transfer set forth in Sections 5.1, 5.4 and 5.5 shall not apply to any Transfer made among the BVI Companies, any Transfers by any BVI Company to any Permitted Transferee of such BVI Company or any Transfer by Crescent Jade to any Permitted Transferees of Crescent Jade.

5.3 Legend on Share Certificates. (a) In addition to any other legend that may be required under applicable Law, each certificate for Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND A THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF JUNE 25, 2009. A COPY OF EACH OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY. NO TRANSFER OF THIS SECURITY SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID MEMORANDUM AND ARTICLES OF ASSOCIATION AND SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.”

(b) If any Shares cease to be subject to any restrictions on Transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the legend required by this Section 5.3(a).

5.4 Right of First Refusal for the Original Shareholders. (a) The Original Shareholders shall have a right of first refusal (the “Original Shareholder Right of First Refusal”) with respect to any proposed Transfer of Shares (other than a Transfer to a Permitted Transferee or a Public Transferee) by another Original Shareholder. In the event that an Original Shareholder (or group of Affiliated Original Shareholders) (the “Original Shareholder Transferor”) receives an offer from a bona fide Third Party (the “Third Party Purchaser”) to purchase any Shares, the Original Shareholder Transferor shall be required to send each other Original Shareholder (each an “Original Shareholder Offeree” and collectively the “Original Shareholder Offerees”) a written notice (the “Original Shareholder Right of First Refusal Notice”) prior to the consummation of such Transfer of Shares to the Third Party Purchaser. The Original Shareholder Right of First Refusal Notice shall set forth the number of Shares that the Original Shareholder Transferor proposes to Transfer, the price per share to be received for the Shares and any other proposed terms and conditions relating to such Transfer and the identity (including name and address) of the Third Party Purchaser. The Original Shareholder Right of First Refusal Notice shall certify that the Original Shareholder Transferor has received a firm offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Original Shareholder Right of First Refusal Notice. The Original Shareholder Right of First Refusal Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) The delivery of an Original Shareholder Right of First Refusal Notice shall constitute an offer, which shall be irrevocable for thirty (30) days from the date of the Right of First Refusal Notice (the “Original Shareholder Right of First Refusal Notice Period”), by the Original Shareholder Transferor to Transfer to each Original Shareholder Offeree the Shares subject to the Original Shareholder Right of First Refusal Notice (the “Original Shareholder Offered Shares”) on the terms and conditions set forth therein. Each Original Shareholder Original Shareholder Offeree shall have the right, but not the obligation, to accept such offer to purchase all or part of the Original Shareholder Offered Shares free of Encumbrances by giving a written notice of its acceptance of such offer (an “Original Shareholder Acceptance Notice”) to the Original Shareholder Transferor prior to the expiration of the Original Shareholder Right of First Refusal Notice Period. Subject to Section 5.4(c), delivery of an Original Shareholder Acceptance Notice by an Original Shareholder Offeree to the Original Shareholder Transferor shall constitute a contract between such Original Shareholder Offeree and the Original Shareholder Transferor for the Transfer of the Original Shareholder Offered Shares on the terms and conditions set forth therein. The failure of an Original Shareholder Offeree to give an Original Shareholder Acceptance Notice within the Original Shareholder Right of First Refusal Notice Period shall be deemed a rejection of its Original Shareholder Right of First Refusal with respect to the subject Transfer.

(c) In the event more than one Original Shareholder Offeree shall deliver an Original Shareholder Acceptance Notice to the Original Shareholder Transferor within the Original Shareholder Right of First Refusal Notice Period, the number of Original Shareholder Offered Shares subject to each such contract shall be proportionate to the relative Percentage Ownership of each Original Shareholder Offeree delivering an Original Shareholder Acceptance Notice, or on such other basis as such Original Shareholder Offerees shall agree.

(d) The closing of any Transfer of Shares between an Original Shareholder Transferor and any Original Shareholder Offerees pursuant to this Section 5.4 shall take place within sixty (60) days from the last day of the Original Shareholder Right of First Refusal Notice Period; provided , that if such Transfer is subject to any prior approval or other consent required by applicable Law or stock exchange rule, the time period during which the closing of such Transfer may occur shall be extended until the expiration of ten (10) days after all such approvals and consents shall have been granted but in no case later than ninety (90) days from the last day of the Original Shareholder Right of First Refusal Notice Period. Each Party to such Transfer shall use commercially reasonable efforts to obtain all such approvals and consents.

(e) After the earlier of April 30, 2009 and the completion of the Company’s Initial Public Offering, the BVI Companies shall be permitted to sell their Shares free of any restrictions under this Section 5.4; provided , that if after one or more transfers permitted under this Section 5.4(e), the BVI Companies hold less than 80% of the aggregate number of Shares they hold as of the date hereof, the BVI Companies shall not be entitled to the rights and privileges set forth under Sections 3.3, 3.4, 3.5 and 3.7 hereof.

5.5 The Company’s Right of First Refusal with respect to MCO2’s Shares. (a) Until the earlier of April 30, 2009 and the completion of the Company’s Initial Public Offering, the Company shall have a right of first refusal (the “Right of First Refusal for MCO2’s Shares”) with respect to any proposed Transfer of Shares (other than a Transfer to a Permitted Transferee) by MCO2, MCO2’s Affiliates or MCO2’s Permitted Transferees. In the event that MCO2 (or MCO2’s Affiliates or MCO2’s Permitted Transferees) (the “MCO2 Transferor”) receives an offer from the Third Party Purchaser to purchase any Shares, the MCO2 Transferor shall be required to send the Company a written notice (the “MCO2 Right of First Refusal Notice”) prior to the consummation of such Transfer of Shares to the Third Party Purchaser. The MCO2 Right of First Refusal Notice shall set forth the number of Shares that the MCO2 Transferor proposes to Transfer, the price per share to be received for the Shares and any other proposed terms and conditions relating to such Transfer and the identity (including name and address) of the Third Party Purchaser. The MCO2 Right of First Refusal Notice shall certify that the MCO2 Transferor has received a firm offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the MCO2 Right of First Refusal Notice. The MCO2 Right of First Refusal Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) The delivery of an MCO2 Right of First Refusal Notice shall constitute an offer, which shall be irrevocable for thirty (30) days from the date of the Right of First Refusal Notice (the “MCO2 Right of First Refusal Notice Period”), by the MCO2 Transferor to Transfer to the Company the Shares subject to the MCO2 Right of First Refusal Notice (the “MCO2 Offered Shares”) on the terms and conditions set forth therein. The Company shall have the right, but not the obligation, to accept such offer to purchase all or part of the MCO2 Offered Shares free of Encumbrances by giving a written notice of its acceptance of such offer (an “MCO2 Acceptance Notice”) to the MCO2 Transferor prior to the expiration of the MCO2 Right of First Refusal Notice Period. Subject to Section 5.5(c), delivery of an MCO2 Acceptance Notice by the Company to the MCO2 Transferor shall constitute a contract between the Company and the MCO2 Transferor for the Transfer of the MCO2 Offered Shares on the terms and conditions set forth therein. The failure of the Company to give an MCO2 Acceptance Notice within the MCO2 Right of First Refusal Notice Period shall be deemed a rejection of its MCO2 Right of First Refusal with respect to the subject Transfer.

(c) The closing of any Transfer of Shares between an MCO2 Transferor and the Company pursuant to this Section 5.5 shall take place within sixty (60) days from the last day of the MCO2 Right of First Refusal Notice Period; provided, that if such Transfer is subject to any prior approval or other consent required by applicable Law or stock exchange rule, the time period during which the closing of such Transfer may occur shall be extended until the expiration of ten (10) days after all such approvals and consents shall have been granted but in no case later than ninety (90) days from the last day of the MCO2 Right of First Refusal Notice Period. Each Party to such Transfer shall use commercially reasonable efforts to obtain all such approvals and consents.

(d) After the earlier of April 30, 2009 and the completion of the Company’s Initial Public Offering, MCO2 shall be permitted to sell its Shares free of any restrictions under this Section 5.5, subject to Section 5.5(e) herein; provided, that if after one or more transfers permitted under this Section 5.5(d), MCO2 Transferors hold in aggregate less than 80% of the number of Shares they hold in aggregate as of the date hereof, MCO2 shall not be entitled to the rights and privileges set forth under Sections 3.3, 3.5 and 6.1(a) hereof.

(e) Notwithstanding any provision to the contrary herein, MCO2 Transferors shall not Transfer any Shares to a Competitor of the Company or any of such Competitor’s Affiliates.

5.6 BVI Companies Special Share Transfer Right. Notwithstanding anything to the contrary herein and in addition to any share transfer rights set forth elsewhere in this Agreement, the BVI Companies shall have the right (the “BVI Companies Special Share Transfer Right”) to Transfer an aggregate of up to twenty percent (20%) of Shares held by the BVI Companies as of December 28, 2008; for the avoidance of doubt, Transfers pursuant to the BVI Companies Special Share Transfer Right shall be free of any restrictions set forth in this Agreement.

ARTICLE VI

INITIAL PUBLIC OFFERING

6.1 Obligation to Conduct an Initial Public Offering. (a) The Company agrees to use its best efforts to complete an Initial Public Offering of the Company or a Person organized to effect an Initial Public Offering of the Company (the Company or such Person, an “IPO Vehicle”) as soon as possible after the date hereof. If the IPO Vehicle is not the Company, the Parties shall enter into a Shareholders Agreement of such IPO Vehicle with the same terms and conditions of this Agreement, on the date when such IPO Vehicle has become the controlling shareholder of the Company. Each Party agrees to cooperate in good faith and take any and all measures reasonably required to effect such Initial Public Offering, including voting its Shares and procuring its nominated Directors and officers of the Company to take all other necessary action at the reasonably appropriate time such as (if necessary or action at the reasonably appropriate time such as (if necessary or required) causing the IPO Vehicle to restructure, reclassify its shares, amend its memorandum and articles of association, amend its financing and/or operating arrangements and/or obtain any necessary or required consents from third parties. The Company, Aptech and MCO2 shall cooperate fully with each other to ensure that all corporate documents regarding the Company, BJB and BJB-Aptech, and all documentations regarding the Roll-up Transaction is accurate and complete. Crescent Jade shall have the right to approve or veto the following matters in connection with the Initial Public Offering: the selection of listing jurisdiction and underwriters, the negotiation and execution of underwriting agreement, the final pricing range, the lock-up period(s), and the size of the Initial Public Offering.

(b) Other than effecting a Permitted Issuance, the Company shall not, and shall cause its Affiliates not to, issue any additional Shares from the date hereof until the completion of an Initial Public Offering of the Company.

(c) Aptech shall cause MCO2 to, and MCO2 and Aptech shall, upon the request by a majority of the Board, sell 13.6364% of the Roll-up Shares in an Initial Public Offering of the Company. If MCO2 intends to sell more than 13.6364% of the Roll-up Shares in such Initial Public Offering, MCO2 shall obtain prior written consent from each of the Original Shareholders and the Company.

6.2 Cooperation in Tax Matters. The Company shall, and shall cause its Subsidiaries to, use its best efforts to ensure that the Company and its Subsidiaries arrange their affairs, including taking such restructuring steps as may be necessary, to implement a tax efficient structure for Company, its Subsidiaries and prospective investors who may acquire shares of the IPO Vehicle in the Initial Public Offering, including without limitation, to ensure that the IPO Vehicle will not be treated as a Passive Foreign Investment Company within the meaning of section 1297 of the United States Internal Revenue Code of 1986.

6.3 Fees and Expenses. To the extent permitted by applicable Law, the IPO Vehicle shall pay all fees and expenses (other than any underwriting discounts and commissions relating to shares sold by any Shareholder in connection with an Initial Public Offering) incurred by such IPO Vehicle and each Shareholder selling any Shares in connection with the Initial Public Offering. To the extent the IPO Vehicle is not permitted to pay any such expenses under applicable Law (a) if no Shareholder sells Shares in the Initial Public Offering, the Shareholders shall pay such expenses pro rata based upon their Percentage Ownership immediately prior to the Initial Public Offering or (b) if any Shareholder sells Shares in the Initial Public Offering, the Shareholders shall pay such expenses pro rata based upon the number of Shares each Shareholder sells pursuant to the Initial Public Offering.

ARTICLE VII

CERTAIN COVENANTS OF THE COMPANY

7.1 Business Plan. The executive officers of the Company shall submit to the Board, and obtain their approval of, prior to the start of each fiscal year of the Company, a business plan (the “Business Plan”) setting forth the annual budget and operating plan of the Company for such fiscal year. The Company shall prepare and deliver to the Board quarterly (no later than forty-five (45) days after the relevant fiscal quarter ends) and annual (no later than ninety (90) days after the relevant fiscal year ends) financial statements and other appropriate reports concerning operations of the Company and other matters submitted to the Board.

7.2 Financial Information. The Company shall provide each Shareholder with the following financial information relating to the Company and its Subsidiaries:

(a) unaudited quarterly financial statements (including income statement, balance sheet, and cash flow statements) of the Company and each of its Subsidiaries, prepared and reviewed by the Auditors in accordance with U.S. GAAP and certified by the CFO of the Company, within thirty (30) days after such financial statements become available; and

(b) annual consolidated financial statements of the Company, prepared and audited by the Auditors in accordance with U.S. GAAP and certified by the CFO of the Company, within thirty (30) days after such financial statements become available.

7.3 Maintenance of Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper, complete and accurate books of account in each case in accordance with U.S. GAAP or IFRS and such accounts shall be audited annually in accordance with such standards by the Auditors. The Company and each of its Subsidiaries shall also keep such other books of account to the extent required by and in accordance with applicable Law.

7.4 Access to Books and Records. The Company shall permit each Shareholder and its authorized Representatives the right during normal business hours and upon reasonable advance notice in writing to inspect its books and accounting records, if any, to make extracts and copies therefrom at its own expense and to have full access to all of the Company’s books and accounting records.

7.5 Securities Filings. The Company shall provide to each Shareholder, promptly after the filing thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction.

7.6 Intellectual Property Protection. The Company and each of its Subsidiaries shall take all necessary steps to protect any and all of their respective intellectual property rights, including registering all their respective trademarks, brand names and copyrights and wherever prudent applying for patents on their respective technology .

7.7 Notification of Solicitation. The Company and the Shareholders agree that upon receipt of any inquiry, proposal or offer (a “Proposal ”) with respect to a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any acquisition or similar transaction (including without limitation a tender or exchange offer) involving the purchase (or indirect purchase through the purchase of capital stock of any Company Subsidiary ) of (i) all or any portion of the assets of the Company or the Company Subsidiaries or (ii) any share of capital stock of the Company or any Company Subsidiary, the Company or such Shareholder shall promptly, and in no case later than three Business Days after receipt of such Proposal, cause a written notice to be delivered to each other Shareholder that sets forth the principal terms of such Proposal in reasonable detail.

ARTICLE VIII

COVENANTS RELATED TO CONFIDENTIALITY AND NON-COMPETITION

8.1 Confidentiality. Each Party who has received Confidential Information from another Party (such other Party, the “Disclosing Party”) undertakes that none of it, any of its Representatives or any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party; provided , that such undertaking shall not apply to:

(a) disclosure of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of a Party or a Party’s Representatives or the Representatives of any Affiliate of any Party in violation of this Agreement;

(b) disclosures of Confidential Information by a Party to its Representatives or the Representatives of any of its Affiliates to whom it is necessary or helpful in connection with this Agreement or any other Transaction Document for such Confidential Information to be disclosed including to the Company’s investment bankers and their advisors and/or representatives;

(c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the other Parties to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective order in relation to such Confidential Information); or

(d) disclosures of Confidential Information by any Shareholder that are reasonably necessary to permit a Person to evaluate the business of the Company upon such Shareholder entering into negotiations with any Person with a view to Transferring any Shares to such Person; provided, that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board.

The restrictions contained in Section 8.1 shall not apply to the disclosure of information by any Shareholder to whom its Shares may be Transferred pursuant to Section 5.2(a) or to any investor or prospective investor in such person.

8.2 Restriction on Announcements. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties’ prior written consent to make such announcement, except as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered. If disclosure is so required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure. The Parties consent to the disclosure of this Agreement as part of any filing of a Registration Statement pursuant to any Initial Public Offering process.

8.3 Non-Competition. (a) As long as this Agreement is in effect and any BVI Company still holds any shares in the Company, neither such BVI Company nor any of its Affiliates shall make any investment in any Competitor of the Company.

(b) Aptech and the Company shall have the obligations as set forth in the Strategic Cooperation Agreement.

(c) As long as this Agreement is in effect and Crescent Jade still holds any shares in the Company, neither Crescent Jade nor any of its Affiliates shall make any investment in any Competitor of the Company.

(c) As long as this Agreement is in effect and Superway Enterprises still holds any shares in the Company, neither Superway Enterprises nor any of its Affiliates shall make any investment in any Competitor of the Company.

(d) As long as this Agreement is in effect and Solid Gain still holds any shares in the Company, neither Solid Gain nor any of its Affiliates shall make any investment in any Competitor of the Company.

(e) As long as this Agreement is in effect and Aptech still holds any shares in the Company, neither Aptech nor MCO2 nor any of their Affiliates shall make any investment in any Competitor of the Company.

(f) As long as this Agreement is in effect and SBI still holds any shares in the Company, neither SBI nor any of its Affiliates shall make any investment in any Competitor of the Company.

ARTICLE IX

TERM AND TERMINATION

9.1 Term and Termination. This Agreement shall remain in effect until:

(a) the Company has been dissolved, liquidated and wound up;

(b) the Parties have agreed in writing to terminate this Agreement;

(c) the Company has completed an Initial Public Offering;

(d) the Company has become subject to a Bankruptcy Event in which case Crescent Jade and the BVI Companies shall each have the right, but not the obligation, to terminate this Agreement by sending a written notice to such effect to the other Parties; or

(e) terminated in accordance with Section 10.2.

9.2 Effect of Termination. Following any termination of this Agreement, this Agreement shall have no further force or effect, provided that termination of this Agreement shall not affect any rights or obligations of a Party that either expressly or by their nature survive the expiration or termination of this Agreement.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. Each of the following shall constitute events of default (“Events of Default ”) on the part of a Shareholder under this Agreement:

(a) failure by such Shareholder or any of its Affiliates who are Shareholders to comply with any covenant , obligation or agreement of such Shareholder contained in this Agreement where such failure shall not have been cured within thirty (30) days after the date when a written notice thereof has been given to such Shareholder by any non-defaulting Shareholder; or

(b) a Bankruptcy Event occurs with respect to such Shareholder or any of its Affiliates who are Shareholders.

10.2 Effect of Events of Default. (a) Upon an Event of Default, the defaulting Shareholder shall indemnify the non-defaulting Shareholders and hold the non-defaulting Shareholders harmless from and against any Losses (including any diminution in the value of any Shares then held by the non-defaulting Shareholders) that the non-defaulting Shareholders may incur or suffer as a result of, arising out of or in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including, without limitation, (i) any breach of any representation or warranty of the defaulting Shareholder contained in this Agreement or any other Transaction Document, (ii) the non-fulfillment of or failure to perform any covenant or agreement on the part of the defaulting Shareholder in this Agreement or in any other Transaction Document, and (iii) the enforcement of this indemnity, and agree to reimburse each such non-defaulting Shareholder, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses.

(b) In the event that the indemnity provided in Section 10.2 hereof is unavailable to or insufficient to hold harmless a non-defaulting Shareholder for any reason, the defaulting Shareholder agrees to make the maximum contribution permissible under applicable Laws to the payment and satisfaction of any Losses (including any diminution in the value of any Shares then held by the non-defaulting Shareholders) incurred or suffered as a result of, arising out of or in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby and to any legal or other expenses reasonably incurred in connection with investigating or defending any such Losses.

10.3 No Prejudice. The rights of non-defaulting Original Shareholders under this Section 10 shall not prejudice any additional rights such Original Shareholders have under applicable Law.

ARTICLE XI

GOVERNING LAW AND RESOLUTION OF DISPUTES

11.1 Governing Law. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of the Hong Kong Special Administrative Region without regard to its conflict of law principles.

11.2 Dispute Resolution Forum. (a) If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). There shall be three arbitrators of whom the claimant and the respondent shall each nominate one (1) in accordance with the Rules. The two named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the Chairman of the ICC upon the written request of either Party within thirty days of such request. The arbitration shall be held and the award shall be rendered in the Hong Kong Special Administrative Region. The arbitration proceeding shall be conducted and the award shall be rendered in the both Chinese and English language. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(b) The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party’s material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to request the court to grant provisional remedies and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(d) The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Section 11.2 shall bear interest at the rate of five percent (5%) per annum from the earlier of (i) the date of the request for arbitration and (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

11.3 Specific Performance. Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Section 11.2(c) to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

11.4 Waiver of Immunities. Each Party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

11.5 Performance Pending Dispute Resolution. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 11.2.

ARTICLE XII

MISCELLANEOUS

12.1 No Partnership; Agency. The Shareholders expressly do not intend hereby to form an agency relationship or partnership either general or limited, under any jurisdiction’s agency, partnership or other similar law. The Shareholders do not intend to be agents or partners of each other, or agents of or partners to any third party, or to create any other fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, improperly represents to another Person that any Shareholder is an agent or partner of another Shareholder or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incurs any Losses arising out of or relating to such representation.

12.2 Indemnification. The Company shall indemnify each Director, CEO and CFO of the Company (collectively, the “Indemnified Persons”) against any Losses that any Indemnified Person may at any time become subject to or liable for in connection with claims brought against any of them on behalf of the Company or by a third party in connection with any of their status as a director or officer of the Company or any of their service to or on behalf of the Company to the maximum extent permitted under applicable Law, except for such Losses incurred due to the gross negligence, willful misconduct, fraudulent activities, or any breach of this Agreement by such Indemnified Person.

12.3 Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.

12.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Except for the rights to indemnification set forth in Section 12.2, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.5 Assignment. (a) Except as permitted by this Section 12.5, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties.

(b) Without prejudice to the foregoing Section 12.5(a), any Shareholder may transfer its rights or obligations under this Agreement to any Person to whom its Shares may be Transferred pursuant to Section 5.2(a) and to any investor in any such Person.

12.6 Amendment; Waiver. (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

(b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

12.7 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (i) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (ii) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the fifth day following posting, and (iii) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:

(a) if to Crescent Jade, to:

Crescent Jade Limited

c/o Crescent Point Group

One George Street, #15-04

Singapore 049145

Attention: James Wong

Fax: +65-6223-5992

(b) if to the BVI Companies, to:

2nd Floor, Beida Jade Bird Building

207 Chengfu Road, Haidian District

Beijing, P.R. China 100871

Attention: YANG Ming

Fax: +86-10-6276-8866

(c) if to Superway Enterprises, to

c/o Simpson Thacher & Bartlett LLP

ICBC Tower, 35/F

3 Garden Road

Hong Kong, China

Attention: Leiming Chen

Fax: +852-2869-7694

(d) if to Solid Gain, to:

c/o Simpson Thacher & Bartlett LLP

ICBC Tower, 35/F

3 Garden Road

Hong Kong, China

Attention: Leiming Chen

Fax: +852-2869-7694

(e) if to Aptech, to:

Aptech Limited

A 65, Aptech House

MIDC, Marol

Andheri (East)

Mumbai – 400 093

Attention: Mr. T. K. Ravishankar

Fax: +91-22-28272399

(f) if to MCO2, to:

Aptech Investment Enhancers Limited

Les Cascades

Edith Cavell Street

Port Louis

Republic of Mauritius

Attention: Mr. Ninad Karpe

Fax: +230-212-9833

(g) if to SBI, to:

Scotia Centre, 4th Floor, P.O. Box 2804

George Town, Grand Cayman KY1-1112

Cayman Islands

Attention: Mr. Zhong Zheng

Fax: (+86) 10-85712272

(h) if to the Company, to:

2nd Floor, Beida Jade Bird Building

207 Chengfu Road, Haidian District

Beijing, P.R. China 100871

Attention: Yu Ping

Fax: +86-10-8266-7065

12.8 Counterparts. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.9 Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.

12.10 Costs and Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties hereto in connection with this Agreement shall be paid by the Party incurring such costs and expenses.

12.11 Further Acts and Assurances. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this Agreement.

12.12 Supremacy Clause. If any provisions of this Agreement at any time shall conflict with the provisions of the Memorandum and Articles of Association, then this Agreement shall prevail as between the shareholders of the Company, who hereby undertake to exercise all rights and powers available to them so as to remove the inconsistency to the fullest extent permissible.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto have on the date first written above caused this Agreement to be duly executed by its respective authorized signatory:

Power Step Group Limited

By:
Name:
Title:

Smart Aim International Limited

By:
Name:
Title:

Great Thrive International Limited

By:
Name:
Title:

Favor Gain Investments Limited

By:
Name:
Title:

Crescent Jude Limited

By:
Name:
Title:

Superway Enterprises Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]

33

IN WITNESS WHEREOF, each of the Parties hereto have on the date first written above caused this Agreement to be duly executed by its respective authorized signatory:

Power Step Group Limited

By:
Name:
Title:

Smart Aim International Limited

By:
Name:
Title:

Great Thrive International Limited

By:
Name:
Title:

Favor Gain Investments Limited

By:
Name:
Title:

Crescent Jude Limited

By:	/s/ David M. Hand
Name:	DAVID M. HAND
Title:	DIRECTOR

Superway Enterprises Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]

33

IN WITNESS WHEREOF, each of the Parties hereto have on the date first written above caused this Agreement to be duly executed by its respective authorized signatory:

Power Step Group Limited

By:
Name:
Title:

Smart Aim International Limited

By:
Name:
Title:

Great Thrive International Limited

By:
Name:
Title:

Favor Gain Investments Limited

By:
Name:
Title:

Crescent Jude Limited

By:
Name:
Title:

Superway Enterprises Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]

Solid Gain Group Limited

By:
Name:
Title:

Aptech Limited

By:
Name:
Title:

Aptech Investment Enhancers Limited

By:
Name:
Title:

SBI-BDJB Education Limited

By:
Name:
Title:

Beijing Jadebird IT Education Company, Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]

34

Solid Gain Group Limited

By:
Name:
Title:

Aptech Limited

By:	/s/ T. K. Ravishankar
Name:	T. K. Ravishankar
Title:	Executive Vice President & CEO

Aptech Investment Enhancers Limited

By:	/s/ Ninad Karpe
Name:	Ninad Karpe
Title:	Director

SBI-BDJB Education Limited

By:
Name:
Title:

Beijing Jadebird IT Education Company, Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]

Solid Gain Group Limited

By:
Name:
Title:

Aptech Limited

By:
Name:
Title:

Aptech Investment Enhancers Limited

By:
Name:
Title:

SBI-BDJB Education Limited

By:	/s/ Zhong Zheng
Name:	Zhong Zheng
Title:	Authorized by SBI-BDJB Education Limited

Beijing Jadebird IT Education Company, Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Shareholders Agreement]